Exhibit 10.2

GLOBAL GEOPHYSICAL SERVICES, INC.

KEY EMPLOYEE INCENTIVE PLAN

ARTICLE I

PURPOSE OF THE PLAN

This plan shall be known as the Global Geophysical Services, Inc. Key Employee Incentive Plan (the “Plan”) and shall be effective as of the date this Plan is approved by the Bankruptcy Court (the “Effective Date”). The purpose of this Plan is to enable the Company to provide persons of high competence in its employ with an opportunity to receive incentive compensation.

ARTICLE II

DEFINITIONS

For purposes of this Plan, the following capitalized terms have the meanings set forth below:

2.1 “Ad Hoc Group” has the meaning given such term in the BCCA.

2.2 “Alternative Proposal” has the meaning given such term in the BCCA.

2.3 “Alternative Proposal KEIP Pool Amount” means the amount determined in accordance with Section 4.2.

2.4 “Alternative Proposal KEIP Pool Percentage” means the Alternative Proposal KEIP Pool Percentage set forth in a Participant’s Award Agreement.

2.5 “Award Agreement” means the award agreement delivered to the Participant pursuant to this Plan.

2.6 “BCCA” means that certain Backstop Conversion Commitment Agreement among the Company, certain subsidiaries of the Company and the investors party thereto, dated as of September 23, 2014.

2.7 “Bankruptcy Code” has the meaning given such term in the BCCA.

2.8 “Bankruptcy Court” has the meaning given such term in the BCCA.

2.9 “Basic KEIP Pool Amount” means the amount determined in accordance with Section 4.2.

2.10 “Basic KEIP Pool Percentage” means the Basic KEIP Pool Percentage set forth in a Participant’s Award Agreement.

2.11 “Board” means the Board of Directors of the Company.

2.12 “Cause” means (i) a Participant’s failure or refusal to substantially perform his material duties, responsibilities and obligations, other than a failure resulting from the Participant’s incapacity due to physical or mental illness, which failure continues for a period of at least thirty (30) days after a detailed written notice of alleged Cause and a demand for substantial performance has been delivered to the Participant specifying the manner in which the Participant has failed substantially to perform, (ii) any intentional act involving fraud, misrepresentation, theft, embezzlement, or dishonesty on a material matter, (iii) conviction of or a plea of nolo contendere to an offense which is a felony or which is a misdemeanor that involves fraud or (iv) the Participant’s material breach of a material agreement between the Company and the Participant.

2.13 “Chapter 11 Case” means Case No. 14-20130 filed by the Company and certain of its domestic subsidiaries with the Bankruptcy Court under Chapter 11 of the Bankruptcy Code on March 25, 2014.

2.14 “Chapter 11 Plan Effective Date” means the effective date of any chapter 11 plan of reorganization filed by the Company in the Chapter 11 Case that is confirmed by the Bankruptcy Court.

2.15 “Committee” means either the Board or the Compensation Committee of the Board, in each case as in existence immediately prior to the Chapter 11 Plan Effective Date.

2.16 “Company” means Global Geophysical Services, Inc., a Delaware corporation, together with its subsidiaries.

2.17 “Eligible Employee” means an employee of the Company designated on Exhibit A.

2.18 “Good Reason” means, if the Participant is a party to an employment agreement with the Company, “Good Reason” as defined in such agreement.  For the avoidance of doubt, if the Participant is not a party to an employment agreement with the Company providing for payments in the event of a termination due to Good Reason, then no payments will be provided under this Plan on account of a termination due to an alleged “Good Reason” termination, constructive dismissal or similar term.

2.19 “Implied Enterprise Value” means the enterprise value implied by an Alternative Proposal.

2.20  “KEIP Payment” means, with respect to a Participant, the sum of (1) the product of (i) the Basic KEIP Pool Amount and (ii) the Participant’s Basic KEIP Pool Percentage and (2) the product of (i) the Alternative Proposal KEIP Pool Amount and (ii) the Participant’s Alternative Proposal KEIP Pool Percentage.

2.21 “KEIP Pool Initial Value” means $750,000.

2.22 “Participant” means an Eligible Employee who is selected to participate in this Plan in accordance with Article IV of this Plan.

2.23 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

2.24 “Proposed Enterprise Value” means $190,000,000.

2.25 “Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended, and the treasury regulations and other official guidance promulgated thereunder.

2.26 “Total Disability” means permanent and total disability under the Company's long-term disability plan as in effect on the Effective Date.

ARTICLE III

ADMINISTRATION

3.1 General. This Plan shall be administered by the Committee. Subject to the provisions of this Plan, the Committee shall be authorized to (i) select Participants, (ii) determine the KEIP Pool Percentage granted to Participants under this Plan, (iii) adjust the terms and conditions applicable to any KEIP Payment, (iv) determine the conditions and restrictions, if any, subject to which payments hereunder will be made, (v) determine whether the conditions and restrictions set forth in this Plan and applicable to any payment have been met, (vi) interpret this Plan, and (vii) adopt, amend, or rescind such rules and regulations, and make such other determinations, for carrying out this Plan as it may deem appropriate. Decisions of the Committee on all matters relating to this Plan shall be in the Committee’s sole discretion and shall be conclusive and binding upon the Participants, the Company and all other Persons to whom rights to receive payments hereunder have been transferred in accordance with Section 5.1 of this Plan. The validity, construction, and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with applicable federal and state laws and rules and regulations promulgated pursuant thereto. Determinations made by the Committee under this Plan need not be uniform and may be made selectively among eligible individuals under this Plan, whether or not such individuals are similarly situated.

3.2 Plan Expenses. The reasonable expenses of this Plan shall be borne by the Company.

3.3 Delegation. The Committee may, to the extent permissible by law, delegate any of its authority hereunder to Company officers or such other Persons as authorized by the Bankruptcy Court, as it deems appropriate.

ARTICLE IV

PARTICIPATION, DETERMINATION OF KEIP POOL AMOUNT

4.1 Participation. Participation in this Plan shall be limited to those Eligible Employees as determined by the Committee on the Effective Date. In the event a Participant is no longer eligible to participate in this Plan, the Committee may (but shall not be required to) allocate all or a portion of such Participant’s KEIP Pool Percentage to a new Participant or increase the KEIP Pool Percentage of one or more of the remaining Participants.

4.2 Determination of KEIP Pool Amount. If the Committee determines that the performance criteria set forth on Exhibit B have been satisfied, the Basic KEIP Pool Amount shall be equal to the KEIP Pool Initial Value.  If the Implied Enterprise Value in an Alternative Proposal that is consummated no later than February 27, 2015 is greater than the Proposed Enterprise Value, the Alternative Proposal KEIP Pool Amount shall be equal to the lesser of (i) $2,000,000 less the Basic KEIP Pool Amount or (ii) the product of (A) 2.5% and (B) the difference between the Implied Enterprise Value and the Proposed Enterprise Value.

4.3 Time and Form of KEIP Payments. Except as provided in Article V, without further action of the Board, each Participant who has been continuously employed by the Company from the Effective Date through the Chapter 11 Plan Effective Date shall receive a lump-sum cash payment equal to the Participant’s KEIP Payment on the Chapter 11 Plan Effective Date.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1 Termination of Employment due to Death or Total Disability. In the event of a termination of a Participant’s employment due to death or Total Disability prior to the Chapter 11 Plan Effective Date, the Participant (or the Participant’s estate or legal representative, as the case may be) shall receive a lump-sum cash payment equal to the Participant’s KEIP Payment on the Chapter 11 Plan Effective Date, but such KEIP Payment shall be prorated based on the ratio between (i) the number of days that have elapsed from the date the Chapter 11 Case was filed until and including the effective date of the termination of the Participant’s employment due to death or Total Disability and (ii) the total number of days that have elapsed from the date the Chapter 11 Case was filed until and including the Chapter 11 Plan Effective Date.

5.2 Termination of Employment Without Cause or for Good Reason.  In the event of a Participant’s termination of employment by the Company without Cause or by the Participant for Good Reason prior to the Chapter 11 Plan Effective Date, the Participant shall receive a lump-sum cash payment equal to the Participant’s KEIP Payment on the Chapter 11 Plan Effective Date.

5.3 Forfeiture.  A Participant shall forfeit all of his or her rights to payment under this Plan in the event of such Participant’s termination of service due to the Participant’s voluntary resignation (other than for Good Reason) or a termination of the Participant’s employment by the Company for Cause prior to the Chapter 11 Plan Effective Date.

ARTICLE VI

MISCELLANEOUS

6.1 Nontransferability. No rights to receive payment under this Plan may be transferred other than by will or the laws of descent and distribution. Any transfer or attempted transfer of a right to receive payment under this Plan contrary to this Section 6.1 shall be void to the greatest extent permitted under applicable law. In case of an attempted transfer by a Participant of a right to receive payment pursuant to this Plan contrary to this Section 6.1 of this Plan, the Committee may in its sole discretion terminate such right.

6.2 Rights of Participants. Nothing in this Plan shall interfere with or limit in any way any right of the Company to terminate any Participant’s employment or other service at any time and for any reason (or no reason), nor confer upon any Participant any right to continued service with the Company for any period of time or to any compensation. No service provider of the Company shall have a right to be selected as a Participant.

6.3 Withholding Taxes. The Company shall be entitled to withhold from any amount due and payable by the Company to any Participant (or secure payment from such Participant in lieu of withholding) the amount of any withholding or other tax due from the Company with respect to any amount payable to such Participant under this Plan.

6.4 Severability. Each provision of this Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Plan.

6.5 Titles and Headings. The headings and titles used in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

6.6 Indemnification. In addition to such other rights of indemnification as they may have as members of the Board, the members of the Committee and the Board and the members of management to the extent any authority has been delegated to such member by the Committee or the Board, shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act under or in connection with this Plan or any rights granted thereunder, and against all amounts paid by them in settlement thereof; provided such settlement is approved by independent legal counsel selected by the Company or paid by them in satisfaction of a judgment in any such action, suit or proceeding; provided further that any such Board, Committee or management member shall be entitled to the indemnification rights set forth in this Section 6.6 only if such member has acted in good faith and in a manner that such member reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful; and provided, further, that upon the institution of any such action, suit or proceeding, a Board, Committee or management member shall give the Company written notice thereof and an opportunity, at its own expense, to handle and defend the same before such Board, Committee or management member undertakes to handle and defend it on such Board, Committee or management member’s own behalf.  Costs and expenses incurred by an individual in defense of any action, suit or proceeding covered by this Section 6.6 shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the individual to repay the amounts so paid if it shall ultimately be determined that the such individual is not entitled to be indemnified by the Company.

6.7 Amendment, Termination. The Committee, subject to the Ad Hoc Group’s prior written consent, may amend, suspend or terminate this Plan, or any part of this Plan, at any time and for any reason, subject to any requirement of Bankruptcy Court approval; provided, however, that no amendment, suspension or termination of this Plan shall, without the consent of the affected individual, (i) materially adversely alter or impair any rights or obligations under any award theretofore granted to an individual who is a Participant or (ii) adversely alter or impair an individual’s rights to recovery pursuant to Section 6.6.

6.8 Governing Law; Waiver of a Jury Trial; Venue. Except during the period prior to the Chapter 11 Plan Effective Date, during which the Bankruptcy Court shall have exclusive jurisdiction, in relation to any legal action or proceeding arising out of or in connection with this Plan, the validity, construction and effect of this Plan and any rules and regulations relating to this Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law. The Company and each Participant shall irrevocably and unconditionally waive all right to trial by jury in any proceeding relating to this Plan or any award made hereunder, or for the recognition and enforcement of any judgment in respect thereof (whether based on contract, tort or otherwise) arising out of or relating to this Plan or any award made hereunder. Except as provided above, by accepting any award made hereunder, the Company and each Participant agree to exclusive jurisdiction in the state and federal courts located in Houston, Texas to resolve any disputes under this Plan.

6.9 Unfunded Arrangement.  This Plan is unfunded.  Amounts payable under this Plan shall be satisfied solely out of the general assets of the Company.  The Company is under no obligation to purchase or maintain any reserve or asset to provide any benefit under this Plan, and any reference to a reserve or other asset in the Company’s financial statements is made solely for the purpose of computing the amount of the benefit which may become due and payable.  Participants, and any beneficiaries thereof having or claiming a right to payments hereunder, will rely solely on the unsecured promise of the Company, and any such person will have no right greater than as a general unsecured creditor of the reorganized Company; provided, however, that any amounts due on the Chapter 11 Plan Effective Date shall be administrative expense claims under the Company’s plan of reorganization.

6.10 Section 409A. It is intended that the payments and benefits provided under this Plan shall be exempt from or comply with the application of the requirements of Section 409A.  This Plan shall be construed, administered and governed in a manner that affects such intent.  Specifically, (i) each payment under this Plan, including each payment in a series of installment payments, is deemed to be a separate installment payment and (ii) any taxable benefits or payments provided under this Plan are deemed to be separate payments that qualify for the “short-term deferral” exclusion from Section 409A to the maximum extent possible.  To the extent that this exception (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if a Participant is a “specified employee,” as determined by the Company, as of his termination date, then all amounts due under this Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the termination date, shall be accumulated through and paid or provided (without interest) on the first payroll date that immediately follows the date that is six months after the date of the termination date (or, if the Participant dies during such six-month period, the first payroll date following the Participant’s death).  In no event will the Company or its shareholders or affiliates, or their respective employees, directors, officers, agents, representatives, attorneys, equityholders, principals, members, managers, affiliates or investors have any liability, including without limitation for gross up or indemnity, for any failure of the Plan to satisfy the requirements of Section 409A or any exemption therefrom, and as a condition to payment hereunder, all rights to seek such liability or indemnity are automatically waived, and such parties do not guarantee that such arrangements comply with or are exempt from Section 409A.  All references to “termination of employment” (and similar terms) in the Plan shall mean a “separation from service” under Section 409A.

6.11 Binding Effect on Successor. This Plan shall be binding upon any successor or assignee of the Company and any such successor or assignee shall be required to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company,” as used in this Plan, shall include the Company and any successor or assignee as described above which by reason hereof becomes bound by the terms and conditions of this Plan.

6.12 Notices. Any notice or other communication required or permitted pursuant to the terms of this Plan shall be in writing and shall be deemed to have been duly given when delivered personally, or sent by certified or registered mail, postage prepaid, return receipt requested, or sent by facsimile or similar form of telecommunication within business hours on a business day, and shall be deemed to have been given when received. Any such notice shall be addressed as follows:

If to the Plan:

Global Geophysical Services, Inc. Key Employee Incentive Plan
13927 South Gessner Road
Missouri City, Texas 77489
Attention: Corporate Secretary

If to a Participant, at the most recent address set forth in the Company’s records.

6.13 Effect of Plan Payments on Other Benefits.  No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan or arrangement of the Company except as otherwise provided in such other plan or arrangement.

6.14 ERISA. The Plan described herein is intended to constitute a “cash bonus” plan that is exempt from the federal Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is not intended and will not be construed to constitute a retirement, welfare or other benefit plan, is not intended to defer the receipt of payments to the termination of a Participant’s employment or beyond, and will not be governed by or subject to ERISA.  All interpretations and determinations hereunder will be made on a basis consistent with the Plan’s status as a bonus program that is not an employee benefit plan subject to ERISA.

EXHIBIT B

The performance criteria that will determine the size of the Basic KEIP Pool Amount and the Alternative Proposal KEIP Pool Amount are set forth below.  The percentage weighting allocated to each of the performance criteria are set forth under items (i), (ii) and (iii) below. The proportionate achievement of the performance criteria set forth in items (ii) and (iii) below will be determined in the judgment of the Committee, and may include a determination that a criteria has been partially achieved, resulting in pro rata crediting of the percentage associated with such performance criteria towards the determination of the Basic KEIP Pool Amount and the Alternative Proposal KEIP Pool Amount.  The Basic KEIP Pool Amount and the Alternative Proposal KEIP Pool Amount will be based on the cumulative achievement of the performance criteria.

(i)	(25% of KEIP Pool Amount) The Chapter 11 Plan Effective Date occurs on or before December 31, 2014 for the proposed plan of reorganization or February 27, 2015 for the Alternative Proposal;

(ii)	(25% of KEIP Pool Amount) The Company’s Closing Cash Balance (as defined in the BCCA) as of the Chapter 11 Plan Effective Date is at least $20,000,000; and

(iii)	(50% of KEIP Pool Amount) The Committee determines that the following items have, in the aggregate, been satisfactorily achieved as of the Chapter 11 Plan Effective Date:

(1)	Complete any and all actions necessary, proper and advisable to effectuate and consummate the reorganization on a timely basis.

(2)	Minimize transaction costs and professional fees through, among other things, timely resolution of issues.

(3)	Analyze, develop a strategy for, market and negotiate with potential purchasers during the “go shop” period in an effort to maximize estate value.

(4)	Develop a virtual data room for the go-shop process.

(5)	Respond to information requests from potential purchasers/plan sponsors during the go shop period.

(6)	Collect and disseminate requested information to potential purchasers/plan sponsors during the go shop period.

(7)	Timely conclude the go shop process leading to (i) a higher value offer or (ii) independent verification that the Transaction represents the highest value alternative.

(8)	Respond to requests from, and provide information to, the potential purchasers/plan sponsors for purposes of transition planning.

(9)	Collect, organize, analyze and prepare information for various governmental filings including, but not limited to the Federal Communications Commission, SEC and Federal Trade Commission.

(10)	Identify, assemble and deliver to the purchasers a comprehensive list of executory contracts, unexpired leases of real and personal property and other assumable and assignable contracts.